EXHIBIT 99.1


            ECI TELECOM LTD. EMPLOYEE SHARE PURCHASE PLAN, AS AMENDED


                                ECI TELECOM LTD.
                        EMPLOYEE SHARE PURCHASE PLAN 2000
               (effective July 2, 2000, as amended and restated)



                                    ARTICLE I

                                  INTRODUCTION
                                  ------------

      Section 1.01 Name. This Employee Share Purchase Plan, as amended from time to time, the provisions of which are set forth herein, shall be known as "ECI Telecom Ltd. Employee Share Purchase Plan 2000" (the "ESPP 2000").

      Section 1.02 Purpose. The purpose of the ESPP 2000 is to provide employees of ECI Telecom Ltd., an Israeli company (the "Company"), and employees of certain Subsidiaries (as such term is defined hereinafter), with an opportunity, and to encourage them, to share in the ownership of the Company by providing them with convenient means for regular and systematic purchases of Shares (as such term is defined hereinafter), and, thus, to develop a stronger incentive to work for the continued success of the Company.

      Section 1.03 Rules of Interpretation. The ESPP 2000, if so approved, shall be interpreted and administered in a manner consistent with the provisions of the Israeli Income Tax Ordinance [New Version], 1961, as amended, the rules and regulations promulgated thereunder and any specific rulings of the Tax Authorities, if obtained by the Company (the "Law"). All Participants (as such term is defined hereinafter) in the ESPP 2000 will have rights and privileges consistent with the provisions of the ESPP 2000.

      Section 1.04 Definitions. For purposes of the ESPP 2000, the following terms will have the meanings set forth below:

             (a) "Acceleration Date" means the date of the closing or completion of (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Shares of the Company would be converted into cash, securities or other property, other than a merger of the Company in which shareholders of the Company immediately prior to the merger have the same proportionate ownership of shares in the surviving corporation immediately after the merger; (ii) any sale, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

             (b) "Subsidiary" means any subsidiary corporation of the Company, in which the Company owns at least 50% of the outstanding voting securities, whether now or hereafter acquired or established.

             (c) "Committee" means the committee described in Section 11.01

             (d) "Current Compensation" means base compensation, paid by the
            Company to a Participant in accordance with the terms of his or her employment, but excluding all forms of special compensation.

             (e) "Market Value" as of a given date means the closing price per share of the Shares as reported by the Nasdaq Stock Market on such date.

             (f) "Participant" means a Regular Employee who is eligible to participate in the ESPP 2000 under Section 2.01 hereto and who has elected to participate in the ESPP 2000.

             (g) "Participating Subsidiary" means a Subsidiary which has been designated by the Committee prior to the Purchase Period in question as a corporation whose eligible Regular Employees may participate in the ESPP 2000.

             (h) "Purchase Period" means each of the two 6-month periods commencing on the first business day in December and June of each year, respectively, and ending on the last business day in the following May and November, respectively.

             (i) "Joining Period" means, unless otherwise determined by the
            Committee, each of the two 30-days periods from October 15 to November 15 for the Purchase Period commencing in December, and from April 15 to May 15 for the Purchase Period commencing in June.

             (j) "Purchase Price" means the purchase price per Share for any
            Purchase Period as described in Section 4.02.

             (k) "Regular Employee" means an employee of the Company or a
            Participating Subsidiary as of the first day of a Purchase Period, including an officer or director who is also an employee, but excluding a part-time employee whose customary employment is less than six months of any calendar year or whose weekly working hours are less than 50% of the customary full-time employment at such company.

             (l) "Shares" means Ordinary Shares, NIS 0.12 par value per share of the Company, as may be adjusted upon changes in capitalization as contemplated by Article XII herein.

             (m) "Share Purchase Account" means the account maintained on the books and records of the Company recording the amount deducted from each Participant's Current Compensation, according to his/her authorization (as more fully described in Sections 2.02 and 3.01 hereto), and pursuant to the ESPP 2000.

                                   ARTICLE II

                          ELIGIBILITY AND PARTICIPATION
                          -----------------------------

      Section 2.01 Eligible Employees. All Regular Employees shall be eligible to participate in the ESPP 2000 beginning on the first day of the first Purchase Period to commence after such person becomes a Regular Employee. Subject to the provisions of Article VII, each such employee will continue to be eligible to participate in the ESPP 2000 so long as he or she remains a Regular Employee.


      Section 2.02 Election to Participate. An eligible Regular Employee may elect to participate in the ESPP 2000 for any given Purchase Period by filing with the Company, during the relevant Joining Period prior to that Purchase Period and in accordance with such terms and conditions as the Committee in its sole discretion may impose, an election form for such purpose which authorizes
(a) deductions from his/her Current Compensation, commencing on the first pay period in that Purchase Period and continuing, according to the same percentage of Current Compensation to be deducted as initially authorized, until the employee either: (i) files a new or amended election form during or prior to a Joining Period, instructing withdrawal from the ESPP 2000 or a change in the percentage of Current Compensation to be deducted, or (ii) ceases to be eligible to participate in the ESPP 2000 and (b) the broker (authorized by management to handle the brokerage accounts related to the ESPP) pursuant to the terms and conditions of the brokerage account authorization form, to be signed by the Participant, to open and manage for his/her benefit a brokerage account for the Shares purchased by him pursuant to the ESPP 2000.

      Section 2.03 Limits on Shares Purchase. No employee shall be granted any right to purchase Shares under the ESPP 2000 if such employee, immediately after such a right to purchase is granted, would own, directly or indirectly, Shares possessing 5% or more of the total combined voting power or value of all the classes of the share capital of the Company.

      Section 2.04 Limits on Employment Contract. Nothing in this ESPP 2000 shall confer on any Participant any express or implied right to employment or continued employment by the Company or any Subsidiary, whether for the duration of the ESPP 2000 or otherwise. This ESPP 2000 shall not form part of any contract of employment between the Company or any Subsidiary and any employee of the Company or any Subsidiary, nor shall this ESPP 2000 amend, abrogate or affect any existing employment contract between the Company or any Subsidiary and their respective employees. Nothing in this ESPP 2000 shall confer on any person any legal or equitable right against the Company or any Subsidiary directly or indirectly or give rise to any cause of action at law or in equity against the Company or any Subsidiary.

      Section 2.05 Limits on Compensation. Neither the Shares purchased by a Participant under this ESPP 2000 nor any Share Purchase Account maintained under this ESPP 2000 nor any other benefit conferred hereby shall form any part of the wages or salary of any Participant for purposes of severance pay or termination indemnities, irrespective of the reason for termination of employment. Under no circumstances shall any person ceasing to be an employee of the Company or any Subsidiary be entitled to any compensation for any loss of any right or benefit under this ESPP 2000 which such employee might otherwise have enjoyed but for ceasing to be an employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

      Section 2.06 Voluntary Participation; No Acquired Rights. Participation in the ESPP 2000 on the part of a Participant is voluntary and such participation is not a condition of employment. The benefits under this ESPP 2000 do not entitle a Participant to any benefit other than those available under this ESPP 2000. The Company or any Subsidiary, in their sole discretion, may provide additional benefits to some or all of their employees in the future. Neither the Company nor any Subsidiary has any obligation to provide any benefits or other rights to acquire the Company's securities to Participants in the future. The benefits granted under the ESPP 2000 are entirely at the grace and sole discretion of the Company. Specifically, neither the Company nor any Subsidiary assumes any obligation to the Participant under the ESPP 2000 with respect to any doctrine or principle of acquired rights or similar concept. Subject to the provisions of Article X of the ESPP 2000, the Company may amend or terminate the ESPP 2000 or discontinue the benefits under the ESPP 2000 at any time, at their sole discretion and without notice.

                                   ARTICLE III

                      DEDUCTIONS AND SHARE PURCHASE ACCOUNT

      Section 3.01 Deductions. The election to participate described in Section
2.02 will permit a Participant to elect a percentage of deduction, varying from 1% to 10% of such Participant's Current Compensation, subject to such limitations as the Committee in its sole discretion may from time to time impose. A Participant may choose to cease his participation in the ESPP 2000, and upon filing of the form referred in Section 6.01 hereto, his/her authorization to such deductions from his/her Current Compensation, subject to such limitations as the Committee in its sole discretion may impose, shall terminate.

      Section 3.02 Credit to Account. Deductions will be credited to each Participant's Share Purchase Account as determined by the Committee in its sole discretion.

      Section 3.03 Linkage to U.S Dollar and Interest. Except as otherwise determined by the Committee, the amount deposited in a Participant's Share Purchase Account in New Israeli Shekels (NIS) and will be linked to the U.S Dollar. Management of the Company shall be authorized to decide whether the amount deposited in a Participant's Share Purchase Account will bear interest.

      Section 3.04 Nature of Account. The Share Purchase Account is established solely for accounting purposes, and all amounts credited to the Share Purchase Account will remain part of the general assets of the Company or the Participating Subsidiary (as the case may be).

      Section 3.05 No Additional Contributions. Other than set forth in Section
3.01 above, neither a Participant nor the Company/Participant Subsidiary (as the case may be) may make any additional contributions into any Share Purchase Account.


                                   ARTICLE IV

                            RIGHT TO PURCHASE SHARES

      Section 4.01 Number of Shares. Each Participant will have the right to purchase on the last business day of the Purchase Period all, but not less than all, of the largest number of whole Shares that can be purchased at the Purchase Price specified in Section 4.02 hereto with the entire credit balance in the Participant's Share Purchase Account. If the purchases for all Participants would cause the aggregate number of Shares to be sold under the ESPP 2000 to exceed the number specified in Section 11.03, each Participant shall be allocated a pro rata portion of the Shares to be sold, based on the respective balances in the Participants' Share Purchase Account.

      Section 4.02 Purchase Price. The purchase price per Share for any Purchase Period shall be: (a) 85% of the Market Value on the first business day of that Purchase Period or (b) 85% of the Market Value on the last business day of that Purchase Period, in each case rounded up to the next higher full cent, whichever is lower.


                                    ARTICLE V

                                EXERCISE OF RIGHT

      Section 5.01 Purchase of Shares. On the last business day of a Purchase Period, the entire credit balance in each Participant's Share Purchase Account will be used to purchase the largest number of whole Shares purchasable with such amount (subject to the limitations of Section 4.01), unless the Participant has filed with the Company, prior to that date and subject to such terms and conditions as the Committee in its sole discretion may impose, an election to receive the entire credit balance, including all principal deposited amounts and the accumulated interest, if applicable, to that date (the "Entire Credit Balance"), in cash, in which case, the Entire Credit Balance will be transferred to his/her bank account, on the next business day following the last business day of that Purchase Period. In the event that after using the aggregate amount in a Participant's Share Purchase Account for purchasing Shares, as set forth above, there is still remaining amount that is sufficient for purchase of a partial Share only, such amount will remain in the Participant's Share Purchase Account and will be used to purchase whole Shares in the following Purchase Period, unless otherwise instructed by the Participant.

      Section 5.02 Notice of Acceleration Date. The Company shall use its best efforts to notify each Participant in writing at least ten days prior to any Acceleration Date that the then current Purchase Period will end on such Acceleration Date.


                                   ARTICLE VI

                    WITHDRAWAL FROM ESPP 2000; SALE OF SHARES

      Section 6.01 Voluntary Withdrawal. A Participant who continues to be a Regular Employee may, in accordance with such terms and conditions as the Committee in its sole discretion may impose, withdraw from the ESPP 2000 and consequently his/her authorization of the deductions shall terminate, by filing with the Company an election provided for this purpose. In such event, the Entire Credit Balance in the Participant's Share Purchase Account will be paid to the Participant in cash within 30 days after the end of that Purchase Period. A Participant who withdraws from the ESPP 2000 will not be eligible to reenter the ESPP 2000 until the beginning of the next Purchase Period following the date of such withdrawal.

      Section 6.02 Death or Disability. Subject to such terms and conditions as the Committee in its sole discretion may impose, if the Participant ceases to be employed by reason of such Participant's death or Disability (as hereinafter defined), no further amounts shall be credited to the Participant's Share Purchase Account. In such event, the Entire Credit Balance in the Participant's Share Purchase Account will be paid in cash to the Participant's legal representative, estate or other person to whom the Participant's rights are transferred by will or by laws of descent or distribution or by the Participant himself, within 30 days after the end of that Purchase Period. Each Participant, however, may designate one or more beneficiaries who, upon death or Disability, are to receive the amount that otherwise would have been distributed or paid to the Participant's estate and may change or revoke any such designation from time to time. No such designation, change or revocation will be effective unless made by the Participant in writing and filed with the Company during the Participant's lifetime. Unless the Participant has otherwise specified the beneficiary designation, the beneficiary or beneficiaries so designated will become fixed as of the date of the death or Disability of the Participant so that, if a beneficiary survives the Participant but dies before the receipt of the payment due such beneficiary, the payment will be made to such beneficiary's estate. For purposes hereof, "Disability" shall mean the inability, due to illness or injury, to engage in any gainful occupation for which the individual is suited by education, training or experience, which condition continues for at least six (6) months.

      Section 6.03 All Other Terminations of Employment. In the event of the termination of employment of a Participant with the Company or a Participating Subsidiary for any reason (other than described in Section 6.02), such Participant's participation in the ESPP 2000 will cease on the date such Participant ceases to be a Regular Employee for any such reason. In such event, the Entire Credit Balance in such Participant's Share Purchase Account will be paid to the Participant in cash within 30 days after the end of that Purchase Period. For purposes of this Section 6.03, a transfer of employment to a Participating Subsidiary, or a leave of absence which has been approved by the Committee, will not be deemed a termination of employment as a Regular Employee.


                                   ARTICLE VII

                           INTERNATIONAL PARTICIPANTS

      Section 7.01 The Board of Directors, whether in accordance with a recommendation of the Committee in that regard or not, shall have the power and authority to allow Participants or others of those Subsidiaries who are not Participating Subsidiaries or other entities, so designated by the Committee, who work or reside outside of Israel on behalf of the Company an opportunity to acquire Shares pursuant to the ESPP 2000 in accordance with such special terms and conditions as the Board of Directors may designate with respect to each such Subsidiary. Without limiting the authority of the Board of Directors, the special terms and conditions which may be established with respect to each such Subsidiary, and which need not be the same for all Subsidiaries, include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to accounts held for the benefit of Participants, the purchase price of any Shares to be acquired, the length of any purchase period, the maximum amount of contributions, credits or Shares which may be acquired by any Participant, and a Participant's rights in the event of his or her death, disability, withdrawal from the ESPP 2000, termination of employment on behalf of the Company and all matters related thereto. For tax purposes, this Article
7.01 shall be treated as separate and apart from the balance of the ESPP 2000.


                                  ARTICLE VIII

                               NONTRANSFERABILITY

      Section 8.01 Nontransferable Right to Purchase. The right to purchase Shares hereunder may not be assigned, transferred, pledged or hypothecated (whether by operation of law or otherwise), except as provided in Section 6.02, and will not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition or levy of attachment or similar process upon the right to purchase will be null and void and without effect.

      Section 8.02 Nontransferable Account. Except as provided in Section 6.02, the amounts credited to a Share Purchase Account may not be assigned, transferred, pledged or hypothecated in any way, and any attempted assignment, transfer, pledge, hypothecation or other disposition of such amounts will be null and void and without effect.


                                   ARTICLE IX

                            ORDINARY SHARES ISSUANCE

      Section 9.01 Issuance of Purchased Shares. Promptly after the last day of each Purchase Period and subject to such terms and conditions as the Committee in its sole discretion may impose, the Company will cause the Shares then purchased pursuant to the ESPP 2000 to be issued and to be transferred to the Participants' broker accounts, in accordance with the number of Shares purchased by each Participant, and pursuant to Section 9.04 hereto.

      Section 9.02 Securities Laws. The Company shall not be required to issue or deliver any certificate representing Shares prior to their registration under the Securities Act of 1933, as amended, or registration or qualification under any state law if such registration is required. The Company shall use its best efforts to accomplish such registration (if and to the extent required) not later than a reasonable time following the Purchase Period, and delivery of certificates may be deferred until such registration is accomplished.

      Section 9.03 Completion of Purchase. A Participant shall have no interest in the Shares purchased pursuant to the ESPP 2000 until such Shares are issued for the benefit of the Participant pursuant to the ESPP 2000.

      Section 9.04 Form of Ownership. The Shares issued under the ESPP 2000 will be held in the ESPP 2000 in the name of the Participant, until such time as certificates for such Shares are delivered to or for the benefit of the Participant pursuant to Section 9.05 hereto.

      Section 9.05 Delivery. Subject to such terms and conditions as the Committee in its sole discretion may impose, by filing with the Company an election provided by the Company for such purpose, the Participant may elect to have the Company cause to be delivered to or for the benefit of the Participant a certificate for the number of whole Shares purchased pursuant to the ESPP 2000. The election will be processed as soon as administratively practicable after receipt.


                                    ARTICLE X

                          EFFECTIVE DATE, AMENDMENT AND
                            TERMINATION OF ESPP 2000

      Section 10.01 Effective Date. The ESPP 2000 was approved and adopted by the Board of Directors of the Company as of July 2, 2000.

      Section 10.02 ESPP 2000 Commencement. The initial Purchase Period under the ESPP 2000 will commence on August 1, 2000, and will terminate on November 30, 2000. Thereafter, each succeeding Purchase Period will commence and terminate in accordance with Section 1.04(h).

      Section 10.03 Powers of Board. The Board of Directors of the Company may at any time amend or terminate the ESPP 2000, except that no amendment will be made without prior approval of the shareholders which would require shareholders approval under any applicable rules or regulations of the National Association of Securities Dealers, Inc., of any securities exchange applicable to the Company or under the Israeli law.

      Section 10.04 Termination. Unless sooner terminated by the Board, the ESPP 2000 shall terminate upon the earliest of (i) the last business day in June 2010, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the ESPP 2000 or (iii) the date on which all purchase rights are exercised in connection with an Acceleration Date. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the ESPP 2000 following such termination. In the event that such automatic termination shall occur during a Purchase Period, the provisions set forth in Section 4.01 above will apply.


                                   ARTICLE XI

                                 ADMINISTRATION

      Section 11.01 The Committee. The ESPP 2000 shall be administered by a committee (the "Committee") composed by at least such number and type of directors of the Company as required by the Companies Law, 5759-1999, as amended, and the rules and regulations promulgated thereunder (the "Companies Law"). The members of the Committee shall be appointed by and serve at the pleasure of the Board of Directors. Initially, the Remuneration Committee of the Board of Directors of the Company shall constitute the Committee to administer the ESPP 2000. For the avoidance of any doubt, none of the provisions of the ESPP 2000 shall be interpreted as empowering the Committee to issue shares of the Company or to adopt any such resolutions which will violate the provisions of Section 112 of the Companies Law, and any such resolutions shall have force and effect to the extent not inconsistent with the Companies Law and be construed to be for recommendation purposes only.

      Section 11.02 Powers of Committee. Subject to Section 11.01 above and to the provisions of the ESPP 2000, the Committee shall have full authority to administer the ESPP 2000, including authority to interpret and construe any provision of the ESPP 2000, to establish deadlines by which the various administrative elections must be received in order to be effective, and to adopt such other rules and regulations for administering the ESPP 2000 as it may deem appropriate. The Committee shall have full and complete authority to determine whether all or any portion of the Shares acquired pursuant to the ESPP 2000 shall be subject to restrictions on the transferability thereof or any other restrictions affecting in any manner a Participant's rights with respect thereto, provided, however, that any such restrictions shall be contained in the election by which a Participant agrees to participate in the ESPP 2000 pursuant to Section 2.02 above. Decisions of the Committee will be final and binding on all parties who have an interest in the ESPP 2000.

      Section 11.03 Shares to be Sold. The Shares to be issued and sold under the ESPP 2000 may be authorized but unissued or treasury shares of the Company, or the Company may purchase Shares in the open market for sale under the ESPP 2000. Except as provided in Section 12.01 hereto, the aggregate number of Shares to be sold under the ESPP 2000 will not exceed 3,000,000 Shares.

      Section 11.04 Notices. Notices to the Committee should be addressed as follows:

            ECI Telecom Ltd.
            Hasivim 30, Petah Tikva, Israel
            Attn:  Compensation Committee
            c/o Associate Vice President, Legal Affairs


                                   ARTICLE XII

                   ADJUSTMENT FOR CHANGES IN SHARES OR COMPANY

      Section 12.01 Share Dividend or Reclassification. If the outstanding Shares are increased, decreased, changed into or exchanged for a different number or kind of securities of the Company, or shares of a different par value or without par value, through reorganization, recapitalization, reclassification, stock dividend, stock split, amendment to the Company's Articles of Incorporation, reverse stock split or otherwise, an appropriate adjustment shall be made in the maximum numbers and kind of securities to be purchased under the ESPP 2000 with a corresponding adjustment in the purchase price to be paid therefor.

      Section 12.02 Merger or Consolidation. If the Company is merged into or consolidated with one or more corporations during the term of the ESPP 2000, appropriate adjustments, at the discretion of the Board of Directors of the Company, will be made to give effect thereto on an equitable basis in terms of issuance of shares of the corporation surviving the merger or of the consolidated corporation, as the case may be.


                                  ARTICLE XIII

                                TAX CONSEQUENCES

      Section 13.01 Any and all tax consequences and/or compulsory payments of any kind arising from purchases of Shares, made pursuant to the provisions of the ESPP 2000, or from any other event or act hereunder, shall be borne solely by the Participant, and the Participant shall indemnify the Company or the Participant Subsidiary, as the case may be, and hold it harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to the necessity to withhold, or to have withheld, any such tax from any payment made to the Participant.


                                   ARTICLE XIV

                                 APPLICABLE LAW

      Section 14.01 Rights to purchase Shares granted under the ESPP 2000 shall be construed and shall take effect in accordance with the laws of the State of Israel.